QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

APEX SILVER MINES CORPORATION

Apex Silver Reports Fourth Quarter and Year-End 2004 Results

        Denver, CO, March 16, 2005/PRNewswire/ Apex Silver Mines Limited (AMEX: SIL) today reported a net loss of $4.4 million or $0.09 per share for the fourth quarter 2004, compared to a net loss of $1.3 million or $0.04 per share for the corresponding quarter in 2003. For the full 2004 year, Apex Silver recorded a net loss of $18.8 million or $0.41 per share, compared to a net loss of $6.0 million or $0.17 per share in 2003. The higher losses incurred in the 2004 fourth quarter and full year compared to the same periods of 2003 were primarily due to the increased administrative expenses related to non-cash charges of $2.9 million and $8.6 million, respectively, pertaining to the adoption of Financial Accounting Standards No. 123 ("FAS No 123"), accounting for modification of certain terms of stock-based compensation and one-time stock grants. The company also increased the number of employees required for the advancement of the 100%-owned San Cristobal silver-zinc-lead project in southwestern Bolivia in preparation for and following December 2004 Board approval to develop the project. In addition, outside of San Cristobal, exploration expenditures increased by approximately $1.1 and $2.6 million in the fourth quarter and full year 2004 compared to the corresponding 2003 periods, respectively.

        Year-end 2004 cash, cash equivalents, total restricted cash, short and long-term available and restricted investments amounted to $544 million. At the end of 2003, the company had $41 million in cash, cash equivalents, restricted cash, and short-term investments and no long-term investments. During 2004, Apex Silver raised approximately $550 million: through a $210 million common share and a $200 million 2 7/8% Convertible Note offerings (both in the first quarter) and a $140 million 4% Convertible Note offering in the fourth quarter. The latter was completed on December 10, 2004. At December 31, 2004, following completion of the Convertible Note offerings, Apex Silver's total long-term debt was $340 million compared to $0.6 million at the same time a year ago.

        As of December 31, 2004, the company did not maintain effective controls over the financial reporting process because it lacked a sufficient complement of personnel with a level of technical accounting expertise commensurate with its financial reporting requirements. As a result of this control deficiency, in January 2005, the company restated the consolidated financial results for the first, second and third quarters of 2004 to capitalize additional interest related to the development of the San Cristobal project and to reduce interest expense previously charged to the Statement of Operations. In addition, the control deficiency resulted in an adjustment to reclassify cash and cash equivalents to short and long-term investments prior to release of the company's June 30, 2004 quarterly financial statements, and an adjustment to allow for stock compensation expense and include additional disclosures prior to release of the company's September 30, 2004 quarterly financial statements. Finally, the control deficiency resulted in an audit adjustment to increase capitalized costs and to reduce administration expense related to the company's San Cristobal development project prior to release of the company's December 31, 2004 financial statements. Additionally, the absence of a sufficient complement of personnel with a level of technical accounting expertise commensurate with the company's financial reporting requirements is a control deficiency that could result in a material misstatement of annual or interim financial statements that would not be prevented or detected.

        Accordingly, management determined that this control deficiency constitutes a material weakness. In light of this material weakness, management has concluded that the company did not maintain effective internal control over financial reporting as of December 31, 2004 based on the criteria in the "Internal Control—Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.

        In order to address this material weakness, the company has undertaken remedial actions by:

  •
  Expanding its accounting staff to include, among other individuals, experienced corporate and Bolivian site controllers to add additional review mechanisms over the company's presentation and financial disclosure;

  •
  Creating a separate corporate treasury function to manage cash and investments to strengthen presentation and disclosure of these items;

  •
  Continuing to hire additional accounting staff, including a manager of internal audit; and

  •
  Engaging an outside accounting firm to support its Securities and Exchange Commission reporting and Sarbanes Oxley Section 404 compliance activities.

        Apex Silver Limited is a mining exploration and development company. Since its inception in 1993 and with the discovery of San Cristobal, it has assumed an increasingly important profile within the silver sector. Its San Cristobal flagship project, located in the Potosi district of southwestern Bolivia, is one of the world's largest open-pit silver-zinc-lead deposits. At the designed production rate of 40,000 tonnes of ore per day, San Cristobal is expected to produce approximately 22.3 million ounces of payable silver, 182,500 tonnes of payable zinc and 85,000 tonnes of payable lead per year in the first five full years of production, making it one of the largest producers of these key metals in the world.

        The common shares of Apex Silver trade on the American Stock Exchange under the symbol "SIL".

        This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the development of its San Cristobal project. Actual results relating to any and all of these subjects may differ materially from those presented. Factors that could cause results to differ materially include fluctuations in silver, zinc and lead prices, fluctuations in the company's share price, the timing and availability of external financing required to complete San Cristobal on acceptable terms, changes in components of cash operating costs, variations in ore grade and processing rates. The company assumes no obligation to update this information. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company's Form 10-Q filed with the SEC for the quarter ended September 30, 2004 and its Form 10-K for the year ended December 31, 2003.

        CONTACT: Igor Levental, Vice President Investor Relations and Corporate Development, Apex Silver Mines Corporation, 303-764-9162.

APEX SILVER MINES LIMITED

Summary Financial Information

(In thousands of United States dollars, except for shares and per share data)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Income and expenses
Interest and other income	$2,993	$118	$6,108	$550
Trading gains (losses)—commodities	328	23	751	728
Trading gains (losses)—foreign currency	1,593	—	1,406	—
Exploration expense	(1,666)	(541)	(5,306)	(2,733)
Administrative expense	(5,922)	(926)	(18,162)	(4,553)
Interest expense & other borrowing costs	(1,715)	—	(3,587)	—
Amortization and depreciation	(17)	(9)	(55)	(36)

Net loss	$(4,406)	$(1,335)	$(18,845)	$(6,044)
Other comprehensive income (loss)	(138)	—	68	—

Comprehensive loss	$(4,544)	$(1,335)	$(18,777)	$(6,044)

Net loss per ordinary share—basic and diluted	$(0.09)	$(0.04)	$(0.41)	$(0.17)

Weighted average ordinary shares outstanding	47,518,026	36,798,367	46,528,341	36,576,367

SUMMARY BALANCE SHEET DATA

	12/31/04	12/31/03
Cash & cash equivalents	$27,740	$17,514
Restricted cash	397	800
Short-term investments	419,625	22,769
Restricted investments	4,628	—
Other current assets	4,801	1,851

Total current assets	457,191	42,934
Property, plant and equipment (net)	127,582	97,979
Long-term investments	77,995	—
Restricted cash	2,711	—
Restricted investments	10,657	—
Other assets	17,682	5,254

Total assets	$693,818	$146,167

Current liabilities	$7,715	$1,582
Notes payable long-term	339,987	599
Shareholders' equity	346,116	143,986

Total liabilities & shareholders' equity	$693,818	$146,167

QuickLinks

Apex Silver Reports Fourth Quarter and Year-End 2004 Results